UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 31, 2006

BearingPoint, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31451	22-3680505
(State or other jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1676 International Drive

McLean, VA 22102

(Address of principal executive offices)

Registrant’s telephone number, including area code (703) 747-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

BearingPoint, Inc. (the “Company”) is providing the following corporate governance information required under Section 303A of the NYSE Listed Company Manual relating to its Board of Directors (the “Board”), as the Company is not current in its SEC reporting requirements.

The Board currently consists of the following nine directors: Douglas C. Allred, Betsy J. Bernard, Spencer C. Fleischer, Wolfgang Kemna, Albert L. Lord, Roderick C. McGeary, Alice M. Rivlin, J. Terry Strange and Harry L. You.

For additional information regarding the Board, see “Item 10 – Directors and Executive Officers of the Registrant” to the Form 10-K for the year ended December 31, 2004.

Director Independence

The Board has determined that Douglas C. Allred, Betsy J. Bernard, Spencer C. Fleischer, Wolfgang Kemna, Albert L. Lord, Alice M. Rivlin and J. Terry Strange are independent under Section 303A.02 of the NYSE Listed Company Manual and under Section I(A) of the Company’s Corporate Governance Guidelines, and that they have no material relationship with the Company. Messrs. McGeary and You are employees of the Company.

The Board has determined that, based on the facts below, Mr. Fleischer is a director independent from company management because he has no material relationship with the Company or Company management other than his status as a senior managing member of the indirect general partner of one of the Company’s convertible debt holders. Although Mr. Fleischer attends committee meetings from time to time, he does not serve as a member of the audit, compensation, and nominating and corporate governance committees. In July 2005, Mr. Fleischer was appointed to the Board in connection with the issuance of $40,000,000 in aggregate principal amount of the Company’s convertible debt and common stock warrants to purchase up to 3,500,000 shares of the Company’s common stock, subject to adjustment, to certain affiliates of Friedman Fleischer & Lowe (the “FFL Purchasers”). In connection with such investment, the FFL Purchasers have the right to designate a director so long as they continue to hold at least 40% of the original principal amount of the convertible debt. The FFL Purchasers designated Mr. Fleischer as their designated director. Mr. Fleischer is a senior managing member of the indirect general partner of the FFL Purchasers. Upon conversion of the convertible debt and exercise of warrants, the FFL Purchasers would hold approximately 9 million shares, which is less than 5% of the Company’s issued and outstanding shares and less than 3% of the Company’s shares on a fully diluted basis. In addition, Mr. Fleischer disclaims any beneficial ownership of the securities owned by the FFL Purchasers, except to the extent of his pecuniary interest therein, if any.

Presiding Director of Executive Sessions of Non-Management Directors

The Board has designated Douglas C. Allred as the Presiding Director for all meetings of the executive sessions of non-management directors.

Communications with Board of Directors

Any interested party can communicate with the Board, the non-management directors of the Board or Mr. Allred, as the Presiding Director, by writing to them at the following address:

c/o General Counsel and Corporate Secretary

BearingPoint, Inc.

1676 International Drive

McLean, VA 22102

Communications will be distributed to the Board, or to the individual director or directors to whom communications are addressed, as applicable. The Corporate Secretary, prior to forwarding any communication, will review all communications. If, in the discretion of the Corporate Secretary (who may consult with the Presiding Director designated by the non-management directors), a communication is unrelated to the duties and responsibilities of the Board, that communication will not be forwarded and the interested party will be advised of this decision. We also have established a dedicated telephone hotline for communicating concerns or comments regarding compliance matters to the Company. The hotline phone number is 1-800-206-4081 (or 240-864-0229 for international callers), and is available 24 hours a day, seven days a week.

Audit Committee Matters

J. Terry Strange is on the audit committee of four other public registered companies. The Board has determined that such simultaneous service does not impair Mr. Strange’s ability serve on the Company’s audit committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 31, 2006	BearingPoint, Inc.

	By:	/s/ Judy Ethell
	Name:	Judy Ethell
	Title:	Executive Vice President and Chief Accounting Officer